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                                                                   EXHIBIT 99.7
                          [COMPUTERSHARE LETTERHEAD]

                  NOTICE TO STOCK PURCHASE PLAN PARTICIPANTS

February 5, 2002

[NAME/ADDRESS]

Our records indicate that as of February 1, 2002, you hold        whole shares
of Intimate Brands, Inc. Class A common stock under the Intimate Brands Inc. Stock Purchase Plan (the "Plan").

Enclosed for your consideration is the Prospectus dated February 5, 2002 (the "Prospectus") of The Limited, Inc., a Delaware corporation ("The Limited"), which describes the offer of Intimate Brands Holding Co., Inc. ("IB Holdings"), a wholly-owned subsidiary of The Limited, to stockholders of Intimate Brands, Inc. ("IBI") (the "Offer") to exchange 1.046 shares of The Limited's Common Stock, par value $0.50 per share ("Limited Common Stock") for each share of IBI common stock, par value $.01 per share ("IBI Common Stock"), that is validly tendered and not withdrawn (or deemed withdrawn) by the Expiration Date (as defined in the last paragraph of this Notice), upon the terms and subject to the conditions set forth in the Prospectus. See "Summary" and "The Offer" in the Prospectus.

If you wish to exchange all or any number of your whole shares of IBI Common Stock in your Stock Purchase Plan account pursuant to the Offer, you must instruct Computershare Trust Company, Inc. ("Computershare") to tender your shares by contacting a Customer Service Representative at one of our toll-free Client Services numbers 800-389-1150 (U.S. Residents) or 312-360-5427 (Overseas Residents) by 3:30 p.m. (New York City time), on the Expiration Date. Our representatives are available Monday through Friday 8:00 a.m. to 7:00 p.m., New York City time.

Shares of Limited Common Stock received in exchange for any shares of IBI Common Stock tendered and accepted for exchange by IB Holdings will be held in your Plan account.

If at any time you have instructed Computershare to tender your shares, you may thereafter instruct Computershare to withdraw them from tender. To do so, you must contact a Customer Service Representative as explained above. In the event that you choose to withdraw your shares from tender, we must receive withdrawal instructions by 3:30 p.m. New York City time, on the Expiration Date. THE PLAN WEBSITE MAY NOT BE USED TO GIVE TENDER OR WITHDRAWAL INSTRUCTIONS.

Please note that Computershare will tender the specific number of whole shares that you instruct us to tender, up to all of the whole shares in your account as of February 1, 2002. Fractional shares in your account may not be tendered pursuant to the Offer. If your Plan account acquires additional shares of IBI Common Stock after such date, these shares cannot be tendered. Any shares not tendered will be exchanged for shares of Limited Common Stock pursuant to the merger described below.

In the event that you instruct Computershare to tender your IBI Common Stock, your shares will be frozen to prohibit you from transferring the stock that has been tendered or from taking a distribution from your account. You may have your account unfrozen at any time by withdrawing your shares from tender as described above.

If the Offer is completed, The Limited will effect a merger of IBI and IB Holdings, unless it is not lawful to do so. If you have not tendered all of your shares of IBI Common Stock under the Plan, or if you withdraw your shares from the Offer, your untendered shares will be exchanged in the merger for the same consideration per share that you would have received if you had instructed Computershare to tender your shares in the Offer, unless you properly perfect your appraisal rights under Delaware law. See "The Offer -- Purpose of the Offer; The Merger; Appraisal Rights" in the Prospectus.

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If Plan deductions withheld from your paycheck prior to the Expiration Date cannot be invested in shares of IBI Common Stock, your deductions will be used instead to buy shares of Limited Common Stock under the Plan. IF YOU DO NOT WANT SUCH PAYROLL DEDUCTIONS INVESTED IN SHARES OF LIMITED COMMON STOCK, YOU MUST NOTIFY THE LIMITED, BY FAXING A COMPLETED PERSONNEL ACTION FORM (PAF) TO
(614) 577-6391, NO LATER THAN FEBRUARY 15, 2002, THAT YOU WISH TO CEASE MAKING CONTRIBUTIONS TO THE PLAN. IF YOU SO NOTIFY THE LIMITED, YOUR SUBSEQUENT PAYROLL DEDUCTIONS WILL BE RETURNED TO YOU WITHOUT INTEREST.

The Offer is subject to certain conditions, per the enclosed Prospectus. The shares are to be exchanged without any brokerage fees or commissions.

THE PROSPECTUS IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF WHOLE SHARES OF IBI COMMON STOCK HELD AS OF FEBRUARY 1, 2002 ON YOUR BEHALF UNDER THE PLAN, BUT NOT REGISTERED IN YOUR NAME. A TENDER OF SUCH SHARES OF IBI COMMON STOCK MAY ONLY BE MADE BY COMPUTERSHARE AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

Before making a decision, you should read the enclosed Prospectus carefully. If you take no action, the shares of IBI Common Stock in your account will not be tendered by Computershare.

The above offer and withdrawal rights will expire at 5:00 p.m. (New York City time) on Monday, March 11, 2002, unless extended (the "Expiration Date"). However, you must contact a Customer Service Representative at one of the above toll-free numbers by 3:30 p.m. on the Expiration Date if you wish to tender all or any number of your whole shares of IBI Common Stock, or if you wish to withdraw your tender.

Sincerely

Computershare Trust Company, Inc.

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